Exhibit 2 Page 1 of 3
ENTERGY CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS ASSETS As of December 31, 2004 (In Thousands) (Unaudited)

CURRENT ASSETS
Cash and cash equivalents:
Cash	$79,136
Temporary cash investments - at cost,
which approximates market	728,600
Total cash and cash equivalents	807,736
Notes receivable	3,092
Accounts receivable:
Customer	435,191
Allowance for doubtful accounts	(23,758)
Other	342,289
Accrued unbilled revenues	460,039
Total receivables	1,213,761
Deferred fuel costs	85,911
Accumulated deferred income taxes	76,899
Fuel inventory - at average cost	127,251
Materials and supplies - at average cost	569,407
Deferred nuclear refueling outage costs	107,782
Prepayments and other	116,279
TOTAL	3,108,118

OTHER PROPERTY AND INVESTMENTS
Investment in affiliates - at equity	231,779
Decommissioning trust funds	2,453,406
Non-utility property - at cost (less accumulated depreciation)	219,717
Other	90,992
TOTAL	2,995,894

PROPERTY, PLANT AND EQUIPMENT
Electric	29,053,340
Property under capital lease	738,554
Natural gas	262,787
Construction work in progress	1,197,551
Nuclear fuel under capital lease	262,469
Nuclear fuel	320,813
TOTAL PROPERTY, PLANT AND EQUIPMENT	31,835,514
Less - accumulated depreciation and amortization	13,139,883
PROPERTY, PLANT AND EQUIPMENT - NET	18,695,631

DEFERRED DEBITS AND OTHER ASSETS
Regulatory assets:
SFAS 109 regulatory asset - net	746,413
Other regulatory assets	1,429,261
Long-term receivables	39,417
Goodwill	377,172
Other	918,871
TOTAL	3,511,134

TOTAL ASSETS	$28,310,777

Exhibit 2 Page 2 of 3
ENTERGY CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS LIABILITIES AND SHAREHOLDERS' EQUITY As of December 31, 2004 (In Thousands) (Unaudited)
CURRENT LIABILITIES
Currently maturing long-term debt	$492,564
Notes payable	193
Accounts payable	896,528
Customer deposits	222,320
Taxes accrued	224,011
Interest accrued	144,478
Obligations under capital leases	133,847
Other	218,442
TOTAL	2,332,383

NON-CURRENT LIABILITIES
Accumulated deferred income taxes and taxes accrued	5,067,381
Accumulated deferred investment tax credits	399,228
Obligations under capital leases	146,060
Other regulatory liabilities	329,767
Decommissioning and retirement cost liabilities	2,066,277
Transition to competition	79,101
Regulatory reserves	103,061
Accumulated provisions	549,914
Long-term debt	7,016,831
Preferred stock with sinking fund	17,400
Other	1,541,331
TOTAL	17,316,351

Preferred stock without sinking fund	365,356

SHAREHOLDERS' EQUITY
Common stock, $.01 par value, authorized 500,000,000
shares; issued 248,174,087 shares in 2004	2,482
Paid-in capital	4,835,375
Retained earnings	4,984,302
Accumulated other comprehensive loss	(93,453)
Less - treasury stock, at cost (31,345,028 shares in 2004)	1,432,019
TOTAL	8,296,687

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$28,310,777

Exhibit 2 Page 3 of 3
ENTERGY CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME For the Nine Months Ended December 31, 2004 (Unaudited) (In Thousands)

OPERATING REVENUES
Domestic electric	$7,932,577
Natural gas	208,499
Competitive businesses	1,982,648
TOTAL	10,123,724

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel-related expenses, and
gas purchased for resale	2,488,208
Purchased power	2,092,922
Nuclear refueling outage expenses	166,072
Provision for turbine commitments, asset impairments
And restructuring charges	55,000
Other operation and maintenance	2,303,561
Decommissioning	149,529
Taxes other than income taxes	409,886
Depreciation and amortization	895,593
Other regulatory credits - net	(90,611)
TOTAL	8,470,160

OPERATING INCOME	1,653,564

OTHER INCOME
Allowance for equity funds used during construction	39,582
Interest and dividend income	109,809
Equity in earnings (loss) of unconsolidated equity affiliates	(78,727)
Miscellaneous - net	53,752
TOTAL	124,416

INTEREST AND OTHER CHARGES
Interest on long-term debt	463,384
Other interest - net	41,380
Allowance for borrowed funds used during construction	(25,741)
TOTAL	479,023

INCOME BEFORE INCOME TAXES AND
CUMULATIVE EFFECT OF ACCOUNTING CHANGES	1,298,957

Income taxes	365,908

INCOME BEFORE CUMULATIVE EFFECT
OF ACCOUNTING CHANGES	933,049

CUMULATIVE EFFECT OF ACCOUNTING
CHANGES (net of income taxes of $89,925)	-

CONSOLIDATED NET INCOME	933,049

Preferred dividend requirements and other	23,525

EARNINGS APPLICABLE TO
COMMON STOCK	$909,524